EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Black Knight Financial Services, Inc.:
We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-204317 and 333-205784) of Black Knight Financial Services, Inc. and subsidiaries (the Company) of our report dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated and combined statements of operations and comprehensive earnings (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2015 and the period from October 16, 2013 (date of inception) through December 31, 2013, and our report dated March 27, 2015 with respect to the consolidated balance sheets of Lender Processing Services, Inc. as of January 1, 2014 and December 31, 2013, and the related consolidated statements of earnings (loss), comprehensive earnings (loss), stockholders’ equity, and cash flows for the day ended January 1, 2014 and for the year ended December 31, 2013, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.
Our report dated February 26, 2016, on the consolidated and combined financial statements of the Company contains an explanatory paragraph which states that, as discussed in note 1 to the consolidated and combined financial statements, Black Knight Financial Services, Inc. completed an initial public offering (IPO) of its stock on May 26, 2015 and contributed the net cash proceeds received from the IPO to Black Knight Financial Services, LLC in exchange for 44.5% of the units and a managing member’s membership interest in Black Knight Financial Services, LLC. Additionally, as discussed in notes 1 and 2 to the consolidated and combined financial statements, Lender Processing Services, Inc. merged with Lion Merger Sub, Inc. on January 2, 2014, through which Lender Processing Services, Inc. became a wholly-owned subsidiary of Fidelity National Financial, Inc., which then reorganized the operations of Lender Processing Services, Inc. and contributed certain of its operations into Black Knight Financial Services, LLC on January 3, 2014.

/s/ KPMG LLP

February 26, 2016
Jacksonville, Florida
Certified Public Accountants